Exhibit 4

EXECUTION VERSION

CONVERGEX HOLDINGS LLC

c/o GTCR LLC

300 North LaSalle Street

Chicago, Illinois 60654

June 2, 2017

To:	Agency Brokerage Holding LLC
c/o The Bank of New York Mellon
225 Liberty Street
New York, New York 10286
Attention: David Egidi
Telephone No.: (212) 635-1560
Facsimile No.: (212) 635-1711

Re:	Confirmation—Equity Total Return Swap

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the equity total return swap transaction entered into between Convergex Holdings, LLC (“Convergex”) and Agency Brokerage Holding LLC (“ABH”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement below. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. This Confirmation evidences a complete binding agreement between Convergex and ABH as to the subject matter and terms of each Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation forms a part of, and is subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Convergex and ABH had executed the Agreement on the date of this Confirmation (but without any Schedule except for the election of New York law as the governing law (without reference to its choice of law provisions other than Title 14 of Article 5 of the New York General Obligations Law). The Transaction shall be the sole Transaction under the Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Confirmation, except as expressly modified herein.

If, in relation to the Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

1. Transaction Terms. The Transaction constitutes a Share Swap Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that shall govern the Transaction.

General Terms.

Type of Transaction:	Share Swap Transaction

Trade Date:	June 2, 2017

Buyer:	ABH

Seller:	Convergex

Shares:	The Class A Common Stock, par value $0.01 per share, of Cowen Group, Inc. (Exchange symbol “COWN”)

Number of Shares:	Initially 2,416,336, as may be reduced from time to time pursuant to the provisions under Termination Date below; provided, however, that in no event will the Number of Shares be less than zero.

Applicable Percentage:	41.619032%

Exchange:	The Nasdaq Stock Market

Equity Amounts:

Equity Amount Payer:	Convergex

Equity Amount Receiver:	ABH

Equity Notional Amount:	The product of the Initial Price and the Number of Shares

Equity Notional Reset:	Not Applicable

Type of Return:	Total Return

Initial Price:	$15.15 per Share

Final Price:	In respect of each Partial Settlement, the net price per Share at which Convergex sells Shares pursuant to the related Hedge Unwind, and, in respect of the Number of Shares, if any, on the Scheduled Termination Date, the VWAP Period Average Per Share VWAP. For purposes of this provision, “net price” means the actual transaction price, net of actual brokerage commissions and other costs incurred. For purposes of determining the Equity Amount in connection with any Partial Settlement resulting from one or more Hedge Unwinds, the applicable Equity Notional Amount shall be the number of Shares by which the Number of Shares is reduced as a result of such Hedge Unwind(s).

“Hedge Unwind” means a sale of Shares by Convergex on any date prior to the Scheduled Maturity Date, all of which sales, if any, shall be made to unaffiliated third parties, at times, and through an exchange or in a private transaction, in each case as determined by Convergex in its sole and absolute discretion, provided that the terms of such sales shall be reasonably consistent with then current market terms for sales of shares under similar circumstances.

“VWAP per Share” on any Exchange Business Day shall mean the arithmetic mean of the volume-weighted average price per Share as listed on Bloomberg Page AQR for the hours 9:30 a.m. to 4:00 p.m. New York City time on each Exchange Business Day during the VWAP Period, as determined by the Calculation Agent.

“VWAP Period” shall mean the ten (10) Scheduled Trading Days (each such Scheduled Trading Day shall be an Averaging Date) commencing on the first Exchange Business Day immediately following the Scheduled Termination Date.

“VWAP Period Average Per Share VWAP” shall mean the weighted average of the VWAP per Share for all Averaging Dates, weighted with respect to each Averaging Date based on the volume of transactions on such Averaging Date used to determine the VWAP per Share on such Averaging Date.

Averaging Date Disruption:	Modified Postponement

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) such day shall be an Averaging Date and the Scheduled Trading Day immediately following the date that would otherwise be the last Averaging Date shall be an additional Averaging Date and (ii) the Calculation Agent shall determine the VWAP per Share on the Averaging Date that is a partially Disrupted Day on the basis of transactions in the Shares on the Exchange on such Averaging Date, taking into account the nature and duration of the relevant Market Disruption Event. Any Exchange Business Day on which trading closes prior to the normal close of trading (whether or not such early close was scheduled as of the Trade Date) shall be deemed to be a Disrupted Day in full.

Termination Date:	The Scheduled Termination Date; provided that upon any Hedge Unwind, (i) Convergex shall deliver prompt written notice (a “Hedge Unwind Notice”) to ABH of such Hedge Unwind (which notice shall be delivered no later than the Local Business Day immediately following settlement of the relevant Hedge Unwind (the date such notice is so delivered, the “Hedge Unwind Notice Date”), and shall contain the details of such Hedge Unwind, including, without limitation, the number of Shares sold pursuant to such Hedge Unwind, the price per Share, the identity of the purchaser (or the exchange on which such sale was made) and the settlement date of such Hedge Unwind (the “Hedge Unwind Settlement Date”), (ii) as of the date of such Hedge Unwind, the Number of Shares shall automatically be reduced (but not below zero) by the product of (x) the number of Shares sold pursuant to such Hedge Unwind and (y) the Applicable Percentage (which automatic reduction shall not be affected by any delay in Convergex’s delivery of, or failure of Convergex to deliver, the applicable Hedge Unwind Notice); provided, however, that if any reduction in the Number of Shares would otherwise occur in respect of any sale of Shares following the settlement of which sale Convergex would own ten percent (10%) or more of the then outstanding Shares, then, prior to Convergex effecting such reduction, the parties shall consult regarding any issues potentially raised by such reduction under U.S. federal securities laws and, to the extent necessary or advisable, shall cooperate in good faith to amend the terms of the Transaction so as to avoid any such potential non-compliance (including, without limitation, with respect to the “short swing” profit rules under Section 16(b) of the Securities Exchange Act of 1934, as amended) and to preserve, to the greatest extent possible, the intent and economic effect hereof. Each reduction in the Number of shares pursuant to this paragraph is referred to herein as a “Partial Settlement”).

Scheduled Termination Date:	June 2, 2020

Fixed Amounts

Fixed Amount Payer:	ABH

Notional Amount:	On any date, the Equity Notional Amount on such date (after giving effect to any reduction in the Number of Shares on such date).

Payment Date(s):	Each Cash Settlement Payment Date

Fixed Rate:	Five percent (5%) per annum

Fixed Rate Day Count Fraction:	Act/360

Compounding Date:	June 2 of each calendar year.

Settlement Terms.

Settlement Method:	Cash

Settlement Currency:	USD

Cash Settlement Payment Date:	In respect of any Partial Settlement, the second Currency Business Day succeeding the Hedge Unwind Settlement Date in respect of the related Hedge Unwind and in respect of the Number of Shares, if any, that remains outstanding as of the close of business on the Scheduled Termination Date, the date that is two Currency Business Days after the final day of the VWAP Period.

Dividends

Qualifying Dividend:	Any dividend paid, or other distribution made, by the Issuer with respect to the Shares if the record date therefor is during the Term (other than a distribution made in additional Shares or other equity interests, which shall be treated as a Potential Adjustment Event).

Dividend Payment Date:	In respect of any Qualifying Dividend, on or as soon as practicable following, but in any event no later than the second Currency Business Day succeeding, the day on which such Qualifying Dividend is paid or distributed by the Issuer (whether such day is prior to or after the Termination Date).

Dividend Amount:	On each Dividend Payment Date Seller shall pay or deliver to Buyer an amount or quantity of property (as applicable) equal to the relevant Qualifying Dividend multiplied by the Number of Shares as of the record date with respect to such Qualifying Dividend (each a “Dividend Amount”).

Re-investment of Dividends:	Inapplicable

Dividend Recapture:	If any Qualifying Dividend received by Seller is required to be repaid or returned by Seller to an insolvency trustee or similar official pursuant to applicable law or an order of a bankruptcy trustee, then Buyer shall pay or deliver to Seller the Dividend Amount received by Buyer from Seller relating to such Qualifying Dividend. Any such payment or delivery from Buyer will be due three (3) Local Business Days Buyer receives a demand therefor from Seller.

The provisions of this section titled “Dividend Recapture” shall apply and remain in full force and effect even if the Settlement Date has occurred.

Extraordinary Dividend:	Any dividend or distribution on the Shares that is not a Qualifying Dividend (without duplication of a dividend or distribution of the type described in Section 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select

Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Determining Party:	Convergex

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

2.	Calculation Agent. Convergex; provided, however, that if any Event of Default with respect to Convergex shall be continuing, the Calculation Agent shall be ABH. Upon request from either party, the Calculation Agent shall promptly (but in no event later than within five (5) Exchange Business Days from the receipt of such request) provide the requesting party with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing information if any, in respect of which the Calculation Agent is subject to a legal or regulatory obligations to not disclose such information). Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

3.	Account Details.

(a)	Account for payments to Convergex:

As notified in writing to ABH by Convergex

(b)	Account for payments to ABH:

As notified in writing to Convergex by ABH

4.	Notices.

(a)	Address for notices or communications to Convergex:

Convergex Holdings LLC

c/o GTCR LLC

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	Constantine S. Mihas

Email: cmihas@gtcr.com

tel: 312-382-2204

fax: 312-382-3797

Attn:	Collin E. Roche

Email: croche@gtcr.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	Sanford E. Perl, P.C.
Email:	sperl@kirkland.com
Attn:	Michael H. Weed, P.C.
Email:	mweed@kirkland.com

(b)	Address for notices or communications to ABH:

Agency Brokerage Holding LLC

c/o The Bank of New York Mellon

225 Liberty Street

New York, New York 10286

Attention: David Egidi

Email:	david.egidi@bnymellon.com
tel:	(212) 635-1560
fax:	(212) 635-1711

5.	Representations, Warranties and Agreements.

Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)	The offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act, (C) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws and (D) it has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in the Transaction being disqualified from relying on the Rule 506 exemption.

(iii)	As of the Trade Date, it is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. This Confirmation has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by the other party) this Confirmation constitutes its valid and legally binding obligation. It has all limited liability company power to enter into this Confirmation and to consummate the Transaction contemplated hereby.

(iv)	As of the Trade Date, the execution and delivery by it of, and the performance by it of its obligations under, this Confirmation, and the consummation of the Transactions herein contemplated, do not conflict with or violate (A) any provision of its constitutive documents, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over it or any of its subsidiaries or any of its assets or (C) any contractual restriction binding on or affecting it or any of its subsidiaries or any of its assets.

(v)	As of the Trade Date, all governmental and other consents that are required to have been obtained by it with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(vi)	The Transaction does not in any way confer upon ABH any voting rights, right to acquire or dispose or any ability to exercise any control, direction or consent with respect to any Shares, and there exists no agreement between the parties regarding the exercise of any voting rights, acquisition or disposition rights or any control, direction or consent with respect to any Shares.

(vii)	Convergex represents that, as of the date hereof, it is the beneficial owner of 2,416,336 Shares.

6.	Acknowledgments.

(a)	The parties hereto intend for:

(i)	the Transaction is intended to be a “swap agreement” within the meaning of Section 101 (53B) of the U.S. Bankruptcy Code entitled to the protection of Section 560 of the U.S. Bankruptcy Code; and

(ii)	a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code).

7.	Amendments to the Equity Definitions.

(a)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)	Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “diluting or concentrative” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

8.	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law or Illegality).

9.	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION, THE TRANSACTION HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTION HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

10.	Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

Very truly yours,

CONVERGEX HOLDINGS, LLC

By:	/s/ Eric Noll
Authorized Signatory
Name: Eric Noll

Accepted and confirmed

as of the date first set

forth above:

AGENCY BROKERAGE HOLDING LLC

By:	/s/ Thomas P. Gibbons
Authorized Signatory
Name: Thomas P. Gibbons